[CON EDISON LOGO]                                   [NORTHEAST UTILITIES LOGO]


FOR IMMEDIATE RELEASE

               CONSOLIDATED EDISON TO ACQUIRE NORTHEAST UTILITIES
                      IN $19 BILLION STRATEGIC COMBINATION

   Creates Nation's Largest Electric Distribution Utility With Over 5 Million
                                    Customers

NEW YORK, NY and BERLIN, CT (October 13, 1999) - Consolidated Edison, Inc. ("Consolidated Edison") [NYSE: ED] and Northeast Utilities [NYSE: NU] today announced that the boards of both companies have approved a definitive merger agreement to combine the two companies. Under the agreement, Consolidated Edison will acquire all of the common stock of Northeast Utilities for $25.00 per share in a combination of cash and Consolidated Edison common stock, subject in the case of the common stock, to certain collar provisions.

Northeast Utilities shareholders will have the right to elect cash or stock subject to proration if the elections exceed 50 percent in cash or 50 percent in stock. The actual number of shares of Consolidated Edison common stock to be exchanged for each Northeast Utilities common share will be determined based on the average trading prices prior to the closing, but so long as such average trading prices are between $36.00 and $46.00, the total value to the Northeast Utilities shareholders will be $25.00. The Northeast Utilities shareholders also have the right to receive an additional $1.00 in value if a definitive agreement to sell its interests (other than that held by its New Hampshire subsidiary) in Millstone 2 and Millstone 3 is entered into and is recommended by the Utility Operations and Management Unit of the Connecticut Department of Public Utility Control on or prior to the later of December 31, 2000 or the closing of the merger. Further, the value of the amount of cash or stock to be received by the Northeast Utilities shareholders is subject to increase by an amount of $0.0034 per share per day for each day that the transaction does not close after August 5, 2000. The stock component of the transaction is anticipated to be tax free to Northeast Utilities shareholders.

The transaction has a value of approximately $7.5 billion, including Northeast Utilities' debt, capitalized leases, and preferred securities. The transaction will be accounted for as a purchase and is expected to be accretive to Consolidated Edison's earnings per share in the first full year after closing.

The combined company will be the nation's largest electric distribution utility with over 5 million electric as well as 1.4 million gas customers serving a diverse mix of urban and suburban communities with a population of more than 13 million. The combined company will have revenues on a pro forma basis of approximately $11 billion and a total enterprise value of $19 billion ($10 billion in equity; $9 billion in net debt and preferred securities).


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Eugene  R.  McGrath,   chairman,   president  and  chief  executive  officer  of
Consolidated Edison, said, "This strategic combination reinforces Con Edison's position as one of the leading electric transmission and distribution companies in the country. This transaction is consistent with our strategy of growing our core wires and pipes business and enables us to leverage what both companies do best. The merged company will have a strong, regional foundation, providing us with the scale and scope necessary to invest in infrastructure, develop advanced technologies and better serve all customers. Our neighboring service territories will allow us to generate significant synergies and operating efficiencies.

"Con Edison and Northeast Utilities are natural partners who share a common vision. As the energy industry evolves, we are confident that, together, we will leverage our expertise and experience to create new growth in competitive energy markets," added Mr. McGrath.

"We look forward to working with Northeast Utilities' strong management team to continue their progress in returning NU to financial and operating stability," stated Mr. McGrath. "We welcome Northeast Utilities' capable and experienced employees to Con Edison. NU and Con Edison share a strong track record of community involvement and will continue this commitment to the neighborhoods that we serve."

Michael G. Morris, chairman, president and chief executive officer of Northeast Utilities, said, "This combination with Consolidated Edison will be good for our shareholders, employees, customers and communities because it gives us the financial strength and expanded scope to realize our shared vision.

"The headquarters of the combined company's unregulated businesses and NU's service company headquarters will be here in Connecticut, thus keeping a major presence in the state. Our operating companies, The Connecticut Light & Power Company, Public Service of New Hampshire and Western Massachusetts Electric Company will retain their names and their local operating presence in their territories," said Mr. Morris.

"Most importantly, this merger with Consolidated Edison combines two organizations dedicated to maintaining the highest environmental standards, while providing superior service to our customers and a stimulating workplace for our employees," Mr. Morris added.

The companies anticipate substantial merger savings in their regulated and unregulated businesses, from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations and business processes and increased purchasing efficiencies. The companies will seek to minimize any impact of the merger on the workforce through a combination of programs including attrition, retraining, reduced hiring and other appropriate measures. All union contracts will be honored.

The combined company anticipates a continuation of the existing dividend policy at Consolidated Edison. Consolidated Edison has increased its dividend in each of the past 25 years; its current annual dividend is $2.14. On September 14, Northeast Utilities declared its first quarterly dividend in nearly three years of 10 cents a share payable December 30, 1999. The payment of quarterly dividends is unaffected by the merger announcement.

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Upon  completion of the merger,  Northeast  Utilities will become a wholly owned subsidiary of Consolidated Edison, the holding company. Mr. McGrath will continue as chairman and chief executive officer and Mr. Morris will become president of the holding company. The board of directors of Consolidated Edison will be increased to include four members from the board of Northeast Utilities, including Mr. Morris. The combined company will be headquartered in New York City. The headquarters of The Connecticut Light & Power Company (CL&P), Public Service Company of New Hampshire (PSNH), Western Massachusetts Electric Company (WMECO), Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc. will continue to be located in their respective service territories.

The merger is conditioned upon, among other things, the approvals of shareholders of both companies, the Federal Energy Regulatory Commission, the Securities and Exchange Commission (SEC), the Nuclear Regulatory Commission and the completion of state regulatory procedures. Consolidated Edison intends to register as a holding company with the SEC under the Public Utility Holding Company Act. The companies anticipate that regulatory procedures can be completed in 12 to 18 months.

Both companies have recently implemented restructuring plans, which have resulted in significant rate decreases:

      Consolidated Edison has been active in promoting competition and is in the second phase of retail choice for its electric customers with almost 20 percent of its electric load participating in the program. All gas customers have had a choice of competitive suppliers since 1997. Consolidated Edison is also in the third year of a 5-year agreement under which electric customers will receive $1.1 billion in rate reductions. The rate reductions will grow to 10 percent for customers by 2001.

      The three states served by Northeast Utilities are in various stages of retail competition. One-third of Connecticut's homes and businesses will be able to choose their electric suppliers on January 1, 2000 with the balance on July 1, 2000. As part of the restructuring process, CL&P will implement a five percent rate cut on January 1, 2000 on top of the total of five percent rate reductions implemented in 1998 and 1999. PSNH, Northeast Utilities' second largest operating subsidiary, has a settlement agreement pending at the New Hampshire Public Utilities Commission under which it will implement an 18.3 percent rate reduction and provide open access to all customers, after securitization of $725 million of stranded costs and the after-tax write-off of $225 million of stranded costs. WMECO already has implemented rate reductions totaling 11.8 percent as part of the 1998 restructuring of the Massachusetts electric utility industry.

Consolidated Edison plans to continue its $1.0 billion share repurchase program of which approximately $790 million (or 17.1 million shares) has already been repurchased. Northeast Utilities expects to repurchase approximately $215 million of its outstanding shares over the next year in connection with its merger with Yankee Energy System. That acquisition was approved October 12 by Yankee shareholders and is expected to close in the first quarter of 2000.


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Salomon  Smith  Barney acted as  financial  advisor and Cravath,  Swaine & Moore acted as legal counsel to Consolidated Edison. Morgan Stanley Dean Witter and SG Barr Devlin acted as financial advisors and LeBoeuf, Lamb, Greene & MacRae, L.L.P. acted as legal counsel to Northeast Utilities.

Northeast Utilities is New England's largest electric utility system, with more than $4 billion in annual revenues and $10 billion in assets, serving more than
1.7 million customers in Connecticut, Massachusetts and New Hampshire, as well as in the newly competitive energy markets in Rhode Island, New York and Pennsylvania.

Consolidated Edison Inc. is one of the nation's largest investor-owned energy companies, with more than $7 billion in annual revenues and $14 billion in assets. The company provides a wide range of energy-related products and services to its customers through its six subsidiaries: Consolidated Edison Company of New York Inc., a regulated utility providing electric, gas and steam service to New York City and Westchester County, New York; Orange and Rockland Utilities Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York State, as well as adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, an infrastructure development company; and Con Edison Communications, a telecommunications infrastructure company.

The press release includes forward-looking statements, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, the failure to successfully address year 2000 problems, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the two companies' SEC reports.

                                     # # #

Note to Editors:  Today's news release along with other news about  Consolidated
Edison   and   Northeast   Utilities,   is   available   on  the   Internet   at
http://www.coned.com and http://www.nu.com.


Contacts:  Consolidated Edison:                 Northeast Utilities:

           Media:                               Media:
           Mary McCartney                       Mary Jo Keating
           (212) 460-4111                       (860) 665-5181

           Investors:                           Investors:
           Jan Childress                        Jeffrey Kotkin
           (212) 460-6611                       (860) 665-5154